EXHIBIT 10.25

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (as the same may be amended, modified or supplemented from time to time, this “Agreement”) is dated as of this 11th day of December, 2012 and entered into by and among (i) the shareholders of the Company whose names, addresses and equity interest in the Company appear from time to time on Schedule I hereto (together, the “Investors”), including Third Point Reinsurance Ltd., a Bermuda exempted company incorporated under the laws of Bermuda with its registered office at The Waterfront, Chesney House, 96 Pitt’s Bay Road, Pembroke HM 08, Bermuda (“Third Point Re”), and Hiscox Insurance Company (Bermuda) Limited, a Bermuda exempted company incorporated under the laws of Bermuda with its registered office at 4th Floor Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda (“Hiscox”), and (ii) Third Point Reinsurance Investment Management Ltd., a Bermuda exempted company incorporated under the laws of Bermuda with its registered office at The Waterfront, Chesney House, 96 Pitt’s Bay Road, Pembroke HM 08, Bermuda (the “Company”). Capitalized terms that are used herein and not defined elsewhere herein shall have the meanings set forth in Section 6(a) hereof.

R  E  C  I  T  A   L  S

WHEREAS, on June 15, 2012, the Company was incorporated under the laws of Bermuda;

WHEREAS, the Investors own all of the issued and outstanding Common Shares, par value $1.00 per share, of the Company (the “Common Shares”), which are the only shares of the Company issued and outstanding as of the date hereof; and

WHEREAS, in order to provide for certain governance matters relating to the Company and other matters in respect of, among other things, the holding and Transfer of the Shares (as defined below), the Company and the Investors have determined to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. COVENANTS OF THE PARTIES.

(a) Legends.

(i) Any certificates evidencing the Common Shares and any other shares of the Company that any Investor may hold from time to time (together with any shares of the Company issued with respect to any of the foregoing by way of a share dividend or distribution payable thereon or share split, reverse share split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof, the “Shares”) will bear substantially the following legend reflecting the restrictions on the Transfer of such securities contained in this Agreement or as otherwise required by applicable law:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE UNITED STATES OF AMERICA SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS. ACCORDINGLY, THESE SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (I) AS PERMITTED UNDER BERMUDA LAW, INCLUDING (WHERE NECESSARY) AFTER OBTAINING THE CONSENT OF THE BERMUDA MONETARY AUTHORITY, AND (II) PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, UNLESS SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT AND ANY OTHER APPLICABLE SECURITIES LAWS. AS A CONDITION OF SUCH TRANSFER, THIRD POINT REINSURANCE INVESTMENT MANAGEMENT LTD. (THE “COMPANY”) MAY REQUEST A WRITTEN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO IT, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH SALE OR OTHER TRANSFER.

THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN SHAREHOLDERS AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND AMONG THE COMPANY AND CERTAIN INVESTORS IDENTIFIED THEREIN, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER. THE BYE-LAWS OF THE COMPANY CONTAIN OTHER RESTRICTIONS ON TRANSFER OF THE COMPANY’S SECURITIES. COPIES OF THE SHAREHOLDERS AGREEMENT AND THE COMPANY’S BYE-LAWS HAVE BEEN FILED WITH THE SECRETARY OF THE COMPANY AND ARE AVAILABLE UPON REQUEST.”

(ii) If any certificates representing any Shares held by an Investor do not bear substantially the foregoing legends, such Investor shall, as promptly as practicable following the request of the Company, deliver all such certificates to the Company to enable the Company to place such legend on such certificates. In the event that the restrictive legend set forth in Section 1(a)(i) above has ceased to be applicable to the Shares held by an Investor, the Company shall provide such Investor, or his, her or its transferee(s), if applicable, at his, her or its request, with new certificates for such Shares not bearing the legend with respect to which the restriction has ceased and terminated.

(b) Additional Investors. The parties hereto acknowledge that, subject to Section 2(c)(iii), certain Persons may become shareholders of the Company after the date hereof. As a condition to the issuance of any Shares to any Person, the Company shall require such Persons to execute and deliver an agreement in writing to be bound by the terms and conditions of this Agreement in the form of the Joinder Agreement, substantially in the form attached as Exhibit A hereto (the “Joinder Agreement”). Notwithstanding anything contained herein to the contrary, if any Investor shall Transfer any Shares to any Permitted Transferee, unless the context otherwise requires, references herein to such Investor shall be deemed to be to such Investor and all Permitted Transferees thereof, and no Investor nor any Permitted Transferee thereof shall acquire additional rights as a result of any such Transfer (e.g., if an Investor Transfers Shares to a Permitted Transferee, such Investor and all such Permitted Transferees shall (in the aggregate) have the right, subject to the terms set forth herein, to designate one (1) person to the Board).

(c) Information Rights. During the term of this Agreement, and for so long as Hiscox holds Shares representing at least 1 % of the issued and outstanding equity interests in the Company, the Company shall provide the following to Hiscox:

(i) Monthly Statements. As promptly as practical after they are provided to the Board, the unaudited monthly financial statements (including income statements, balance sheets and cash flow statements) of each of the Company and the Fund and its Subsidiaries beginning with the month ended January 31, 2013;

(ii) Quarterly Statements. As promptly as practical after they are provided to the Board, the unaudited quarterly financial statements (including income statements, balance sheets and cash flow statements) of each of the Company and the Fund and its Subsidiaries beginning with the quarter ended March 31, 2013;

(iii) Annual Statements. As promptly as practical after they are provided to the Board, the audited annual financial statements (including income statements, balance sheets and cash flow statements) of each of the Company and the Fund and its Subsidiaries beginning with the year ended December 31, 2013;

(iv) Annual Budget. As promptly as practical after it is approved by the Board, a copy of the annual budget of each of the Company and the Fund and its Subsidiaries beginning with the budget for the 2013 fiscal year;

(v) Audit Reports. Promptly following receipt thereof, one copy of each audit report submitted to the Fund by its independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or the Fund and its Subsidiaries;

(vi) Reports to Creditors. As promptly as practical after it is provided to any lenders to either the Company or the Fund, any material report that is provided to such lenders; and

(vii) Requested Information. As promptly as practical, such other financial information as from time to time may be reasonably requested by an Investor entitled to information pursuant to this Section 1(c).

Notwithstanding anything else in this Section 1(c) to the contrary, the Company may withhold from any Investor any information reasonably determined by the Board to be competitively sensitive.

2. BOARD OF DIRECTORS.

(a) Election of Directors. As of the date hereof, the Company’s Board of Directors (the “Board”) consists of four (4) members. From and after the date hereof, the Investors shall take all action within their respective power, including but not limited to, the voting of all Shares owned by them from time to time and entitled to vote, required to cause the Board to (i) consist of four (4) members or such other number not less than three (3) members as the Board may from time to time establish, (ii) include a number of directors designated by Third Point Re that constitutes at least a majority of the Board, and (iii) for so long as Hiscox (x) holds at least 1,200 Shares and (y) owns Series B Shares of the Fund in an amount representing at least fifty percent (50%) of the value of the Series B Shares of the Fund acquired by Hiscox on the date hereof, in each case as valued as the purchase price paid by Hiscox for such Series B Shares, include one (1) director designated by Hiscox (the “Hiscox Director”), subject to the right of the Board to approve such nominee (which approval shall not be unreasonably withheld, delayed or conditioned), it being understood and agreed that the initial Hiscox Director shall be Jeremy Pinchin. The Hiscox Director may, upon written notice to the Board, nominate any person to be the Hiscox Director’s alternate Director (an “Alternate Director”), subject to the right of the Board to approve such nominee (which approval shall not be unreasonably withheld, delayed or conditioned), it being understood and agreed that the initial Alternate Director for the Hiscox Director shall be either Adam Alvarez or Damien Smith An Alternate Director shall perform all of the functions and duties and have all of the rights of the Hiscox Director at any meeting at which the Hiscox Director is not present. Unless (A) prohibited by law or applicable rules or regulations of any stock exchange or automated dealer quotation system on which the Shares may become listed or (B) such committee is formed to consider a transaction between Hiscox and the Company, the Hiscox Director shall be a member of each committee of the Board for so long as Hiscox has the right to designate a director pursuant to this Section 2(a). Hiscox shall forfeit its right to designate the Hiscox Director upon the occurrence of a Call Option Trigger Event, following which Hiscox shall cause any person designated by it to the Board to resign from the Board and any committee of the Board (and, unless otherwise requested by the Company, the board of directors (or equivalent governing body) of any Subsidiary of the Company or the Fund) with immediate effect. If Hiscox fails or refuses to cause any person designated by it to the Board to resign therefrom (and from any other committee of the Board and the board of directors (or equivalent governing body) of any Subsidiary of the Company or the Fund), in each case in accordance with the terms set forth in this Section 2(a), then Hiscox hereby irrevocably and unconditionally appoints (which appointment is coupled with an interest) the Secretary and the Assistant Secretary of the Company as his or its attorney-in-fact in Hiscox’s name and as its act and deed to execute all such documents and do all such other things as the attorney-in-fact shall, in his or its absolute discretion, consider necessary or desirable in order to effect the removal from the Board (and any committee of the Board and the board of directors (or equivalent governing body) of any Subsidiary of the Company or the Fund) of any person designated by Hiscox to the Board (or any other committee of the Board or the board of directors (or equivalent governing body) of any Subsidiary of the Company or the Fund).

(b) Replacement Directors; Resignation. In the event that any member of the Board is unable to serve, or once having commenced to serve, is removed, resigns or withdraws from the Board (a “Withdrawing Director”), such Withdrawing Director’s replacement (the “Successor Director”) will be designated, where applicable, by the Investor that initially designated such Withdrawing Director to the Board; provided, however, that if the Successor Director is nominated by Hiscox, the appointment of such Successor Director shall be subject to approval by the Board (which approval shall not be unreasonably withheld, delayed or conditioned); provided, further however, that in the case of the resignation or removal of a director pursuant to the penultimate sentence of Section 2(a) hereof, the Successor Director (if any) shall be designated by the remaining member(s) of the Board. The Investors and the Company agree to take all action within their respective power, including but not limited to, the voting (or execution of written consent) of Shares owned by them and entitled to vote to cause the election of such Successor Director promptly following his or her nomination pursuant to this Section 2(b).

(c) Matters Requiring Approval of the Hiscox Director

For so long as Hiscox shall have the right to appoint the Hiscox Director pursuant to Section 2(a), the Investors agree that the following actions taken by the Company shall require, in addition to the approval of a majority of the Board, the approval of the Hiscox Director:

(i) any amendment or modification of the Management Agreement that would disproportionately adversely affect the rights and powers of Hiscox as an Investor relative to other Investors without consideration of any factors (including, but not limited to, the Quota Share Agreement or any other relationship or agreement between Hiscox and the Company) other than Hiscox’s equity ownership in the Company;

(ii) other than the agreements set forth on Schedule 2(c)(ii) hereto, any agreement, transaction or other arrangement between the Company, on the one hand, and any Affiliate of Third Point Re or any of their or its respective officers or directors, on the other hand, provided that no approval of the Hiscox Director pursuant to this Section 2(c) shall be required for any such agreement, transaction or other arrangement whose terms are no more favorable to any such Affiliate of Third Point Re or any of their or its respective officers or directors than the terms likely to have been obtained by the Company from an unaffiliated third party in an arms’ length transaction, it being understood and agreed that if any such transaction is approved by a majority of the members of the Board acting reasonably and in good faith based on independent advice or information, then such transaction shall be deemed to have satisfied the requirements of this Section 2(c)(ii);

(iii) engage in any activity other than (A) the management of the Fund pursuant to the Management Agreement, (B) any other investment management or advisory services or similar or related services, (C) any ancillary incidental services necessary for the provision of investment management or advisory services, or (D) any business, or provision of goods or services consistent with those conducted or provided, as applicable, by insurance or reinsurance companies;

(iv) the issuance of any equity security of the Company, or any security convertible into or exchangeable for any equity security of the Company, to any Hiscox Competitor; and

(v) any amendment to the Company’s Memorandum or Articles of Association or similar constitutive document that would disproportionately adversely affect the rights and powers of Hiscox as an Investor relative to other Investors without consideration of any factors (including, but not limited to, the Quota Share Agreement or any other relationship or agreement between Hiscox and the Company) other than Hiscox’s equity ownership in the Company.

3. TRANSFER OF SHARES; ISSUANCE OF NEW SHARES.

(a) Resale of Securities; Transfer Restrictions.

No Investor shall Transfer any Shares other than in accordance with the provisions of this Agreement, including this Section 3. Any Transfer made in violation of this Agreement, including this Section 3, shall be null and void and of no effect. The Company shall not record on its share transfer books or otherwise any Transfer of Shares in violation of the terms and conditions set forth herein. Other than in connection with a Transfer pursuant to Sections 3(b), 3(c), 4(a) or 4(b), no Minority Investor shall Transfer any Shares without the prior written consent of Investors holding a majority of the Shares; provided, however, that a Transfer to a Permitted Transferee by any Investor for bona fide estate or tax planning or similar purposes or to a controlled Affiliate of such Investor in connection with an internal corporate restructuring shall be permitted so long as, prior to the completion of any such Transfer, the transferring Investor shall have delivered or cause to have been delivered to the Company and the other Investors an executed copy of the joinder agreement attached as Exhibit A hereto, together with such other documents as the Company or the other Investors may reasonably request in connection therewith. No Investor shall Transfer any Shares to any Hiscox Competitor without the prior written consent of Hiscox. In the event that any Investor is an entity, the restrictions on Transfer set forth herein shall apply, mutatis mutandis, to Transfers of any direct or indirect equity interests in such entity to any Person. Any Investor proposing to Transfer any of its Shares as permitted under this Section 3(a) or pursuant to Section 3(b), other than to a Permitted Transferee, shall deliver to each other Investor a notice (a “Sale Notice”) with respect to such proposed Transfer setting out the relevant details thereof including the terms and conditions of the Transfer, the consideration to be paid and the proposed date of the closing of the Transfer. Such Sale Notice shall be delivered no later than 30 days prior to the proposed closing date of such proposed Transfer.

(b) Drag Along Right.

(i) Anything contained herein to the contrary notwithstanding, if Third Point Re or any Permitted Transferee thereof (the “Initiating Investor”) proposes, pursuant to a bona fide arm’s length agreement with an unrelated third party other than any Hiscox Competitor, (A) the Transfer, directly or indirectly, of all of the Shares of the Company then held by Third Point Re and all of its Permitted Transferees, (B) the merger, amalgamation or consolidation of the Company with or into any other Person or Persons, or (C) the sale by the Company of all or substantially all of its assets to any other Person or Persons (each event described in clauses (A), (B) or (C), a “Sale Proposal”), then the Initiating Investor shall deliver a Sale Notice to each other Investor setting forth the details of such Sale Proposal no later than 30 days prior to the proposed closing date thereof. The Initiating Investor shall have the right to require each other Investor to participate in such Sale Proposal (the “Drag Right”), the exercise of which shall be clearly stated in the Sale Notice. If the Initiating Investor exercises the Drag Right, each other Investor shall be obligated (which obligation shall be enforceable by the Company) to participate in the transaction (a “Required Sale”) contemplated by the Sale Proposal, and, if applicable, to sell all of its Shares and otherwise to take all necessary action to cause the Company and the Investors to consummate such Required Sale, including, if applicable, voting all Shares then owned by such Investor in favor of, or selling any Shares owned thereby in, such Required Sale and waiving any appraisal or similar rights such Investor may have under applicable law with respect thereto. For avoidance of doubt, no Initiating Investor shall have any Drag Right with respect to any proposed transaction to which any Hiscox Competitor is party.

(ii) Each Investor shall execute and deliver such instruments of conveyance and transfer and take such other action, including executing any purchase agreement, merger or amalgamation agreement, indemnity agreement, escrow agreement or related documents, as may be reasonably required by the Company or the Initiating Investor in order to (as applicable) Transfer its Shares and otherwise to approve and consummate a Required Sale in accordance with the terms and provisions of this Section 3(b), and in furtherance of the foregoing, each Investor shall be required to make to the proposed transferee or purchaser in the Required Sale substantially the same representations, warranties, covenants, indemnities and agreements as the Initiating Investor agrees to make in connection with such Required Sale, and agree to the same conditions to such transaction as such Initiating Investor agrees (except that, in the case of representations, warranties, covenants, indemnities, agreements and conditions pertaining specifically to such Initiating Investor, each other Investor shall make comparable representations, warranties, covenants, indemnities and agreements and shall agree to comparable conditions, in each case to the extent applicable and pertaining specifically to itself and only to itself); provided, however, that, all representations, warranties, covenants, indemnities and agreements shall be made by all Investors severally and not jointly, and any liability of the Investors thereunder shall (1) be borne by each of them on a pro rata basis determined according to the aggregate proceeds to be received by them in connection with the Required Sale, and (2) in no event exceed, with respect to any Investor, the net proceeds to be paid to such Investor in connection with the Required Sale (it being understood and agreed that, with respect to representations, warranties, covenants, indemnities and agreements pertaining specifically to any Investor, only such Investor making such representations, warranties, covenants, indemnities and agreements shall have any liability in respect thereof, subject in all cases to the limitation set forth in clause (2) immediately above).

(iii) Notwithstanding anything contained in this Section 3(b), in the event that all or a portion of the purchase price in a Required Sale consists of securities and the transfer of such securities to any Investor would require either a registration under the Securities Act, or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities law, then, at the option of the Company or the Initiating Investor, any one or more of such Investors may receive, in lieu of such securities, an amount in cash equal to the fair market value of the securities that would have otherwise been received by such Investor in connection with the Required Sale, such amount to be determined in good faith by the Board.

(iv) If any Investor fails or refuses to vote or sell his Shares as required by, or votes his Shares in contravention of, this Section 3(b), then such Investor hereby grants to the Secretary and the Assistant Secretary of the Company an irrevocable proxy, coupled with an interest, to vote such Shares in accordance with the provisions of this Section 3(b), and hereby appoints the Secretary and the Assistant Secretary of the Company his or its attorney-in-fact, to sell such Shares in accordance with the provisions of this Section 3(b).

(c) Tag-Along Right.

(i) In the event an Initiating Investor provides a Sale Notice with respect to a Transfer of not less than a majority of the Shares then owned by such Initiating Investor and its Affiliates that is otherwise permitted pursuant to the terms of this Agreement and Section 3(a) and, if applicable, such Initiating Investor does not exercise its right to require other Investors to participate in such Transfer in accordance with Section 3(b), then each other Investor (the “Tag-Along Investors”) shall have the right to sell, at the same price (subject to the provisions below), an amount of Shares equal to the Shares the third party actually proposes to purchase from the Initiating Investor multiplied by a fraction, the numerator of which shall be the number of Shares owned by such Tag-Along Investor and the denominator of which shall be the aggregate number of Shares owned by the Initiating Investor and each Tag-Along Investor exercising his, her or its rights under this Section 3(c). Each Tag-Along Investor shall exercise the right provided by this Section 3(c) by delivery written notice to the Initiating Investor within ten (10) calendar days of the date of such Sale Notice stating whether he, she or it elects to participate in such Transfer. Any Tag-Along Investor that fails to notify the Initiating Investor within such ten (10) calendar day period shall be deemed to have waived his, her or its rights hereunder.

(ii) Notwithstanding anything contained in this Section 3(c), in the event that all or a portion of the purchase price consists of securities and the Transfer of such securities to the Tag-Along Investors would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities law, then, at the option of the Company or the Selling Investor, any one or more of the Tag-Along Investors may receive, in lieu of such securities, an amount in cash equal to the fair market value of the securities that would have otherwise been received by such Tag-Along Investor, as determined in good faith by the Board.

(iii) The provisions of this Section 3(c) shall not apply to a merger, reorganization, consolidation, liquidation or winding up involving the Company (provided all holders of Shares are treated equally in connection therewith) or to Transfers by the Initiating Investors in connection with a bona fide pledge to, or similar arrangement in connection with a bona fide borrowing from, a financial institution. The provisions of this Section 3(c) shall also not apply to a sale or other Transfer pursuant to which an Initiating Investor has exercised their rights under Section 3(b).

(d) Preemptive Rights.

(i) In the event that, in accordance with the terms set forth in this Agreement, the Board determines to cause the Company to issue equity interests in the Company or other securities or interests exercisable for or convertible into equity securities of the Company (“New Shares”), in each case other than with respect to (A) the issuance of New Shares in connection with the granting or exercise of employee share options or other share incentives pursuant to the Company’s share incentive plans and employment arrangements as in effect from time to time or the issuance of New Shares pursuant to the Company’s employee share purchase plan as in effect from time to time and (B) the issuance of New Shares pursuant to or in consideration for the acquisition of another Person, business or assets by the Company or any of its Subsidiaries, whether by purchase of share, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise, the Board shall cause the Company to provide written notice (a “Preemptive Rights Notice”) thereof to each Investor at least twenty (20) days prior to the estimated date of such issuance. The Preemptive Rights Notice shall set forth a summary of the material terms of such New Shares, including the estimated amount of New Shares to be issued, the estimated purchase price therefor and the estimated date of issuance of such New Shares. Each Investor shall have the right (a “Preemptive Right”) to purchase a portion of the New Shares equal to up to the number of New Shares proposed to be issued multiplied by the percentage of equity ownership of such Investor in the Company as of the date of delivery of the Preemptive Rights Notice.

(ii) Each Investor that desires to exercise its Preemptive Rights hereunder must exercise such Preemptive Right within twenty (20) days after receipt of the Preemptive Rights Notice from the Company, and any failure to exercise such Preemptive Right within such time period shall be deemed a waiver of the Preemptive Right in respect of the New Shares referred to in the related Preemptive Rights Notice.

(iii) The election by an Investor not to exercise such Investor’s Preemptive Rights under this Section 3(d) in any one instance shall not affect such Investor’s right as to any subsequent proposed issuance subject to this Section 3(d), provided that such Investor continues to be an Investor as of the date of delivery of the Preemptive Right Notice in respect of any such subsequent proposed issuance.

4. CALL OPTION; PUT OPTION; MARKETING; NON-SOLICIT; NON-COMPETE.

(a) Third Point Re Call Option.

(i) Hiscox hereby grants to Third Point Re, and Third Point Re hereby acquires from Hiscox, an option (the “Call Option”) to cause Hiscox, or its Permitted Transferees, if any, to sell to Third Point Re all of the Shares of the Company owned by Hiscox, its controlled Affiliates or any of their Permitted Transferees, if any (the “Call Shares”), pursuant to the terms of Section 4(a)(ii) at the Option Price.

(ii) Upon the occurrence of a Call Option Trigger Event, and so long as a Call Option Trigger Event is occurring, Third Point Re may exercise the Call Option by executing and delivering written notice (the “Call Notice”), to Hiscox stating that it is exercising its call right under this Agreement and specifying the delivery date for the Option Price and the Call Shares, such date to be no later than 30 days following delivery of the Call Notice. If Third Point Re delivers a Call Notice to Hiscox, then upon delivery of the Option Price for the Call Shares by Third Point Re to Hiscox or its Permitted Transferee, as applicable, Hiscox or its Permitted Transferee, as applicable, shall promptly, and in no event later than the 3:00 p.m. New York City time on such date of delivery of the Option Price, Transfer and deliver the Call Shares to Third Point Re free and clear of all liens or other encumbrances.

(b) Hiscox Put Option.

(i) Third Point Re hereby grants to Hiscox, and Hiscox hereby acquires from Third Point Re, an option (the “Put Option”) to cause Third Point Re to purchase from Hiscox all of the Shares of the Company owned by Hiscox, its controlled Affiliates or any of their Permitted Transferees, if any (the “Put Shares”), pursuant to the terms of Section 4(b)(ii) at the Option Price.

(ii) On December 31, 2017 and December 31 of each year thereafter, Hiscox may exercise the Put Option by executing and delivering written notice (the “Put Notice”), to Third Point Re stating that it is exercising its put right under this Agreement. If Hiscox delivers a Put Notice to Third Point Re, then upon Transfer and delivery of the Put Shares by Hiscox or its Permitted Transferee, as applicable, to Third Point Re free and clear of all liens or other encumbrances, Third Point Re shall, in no event later than 30 days following delivery of the Put Notice, deliver to Hiscox or its Permitted Transferee, as applicable, the Option Price for the Put Shares.

(c) Marketing.

(i) Except (i) as required or expressly permitted by this Agreement, (ii) as may be necessary in order to give the notices to obtain any prior regulatory approval, (iii) as necessary to consult with affiliates, attorneys, accountants, employees, or other advisors retained in connection with the transactions contemplated hereby, (iv) as required by court order or otherwise mandated by applicable law, the Company shall not issue any news release or other public notice or communication or otherwise make any disclosure to third parties relating to this Agreement or the transactions contemplated hereby and referencing Hiscox by name, without the prior written consent of Hiscox, it being understood that, notwithstanding the foregoing, the Company shall use reasonable best efforts to afford Hiscox the right to review and comment on any such communication prior to making such communication or disclosure.

(ii) Hiscox shall have the right to reasonably consult (with an employee of the Company or a member of the Company’s management available or a meeting or conference call) with the Company regarding (but, for the avoidance of doubt, no right of consent to) any potential investors in the Fund who have expressed interest in investing in the Fund to the Company and are indentified by the Company, in its sole discretion, as reasonably likely to invest in the Fund (each a “Potential Investor”). The Company shall provide notice to Hiscox upon identifying any Potential Investors, and allow a reasonable time period, as determined by the Company, for Hiscox to consult with the Company after providing such notice. Hiscox shall have the right, but not the obligation, to send one (1) designated representative, subject to the approval of the Company (such approval not to be unreasonably withheld), to attend any Fund-investor presentations and shall be, to the extent commercially reasonable, as determined by the Company, involved in the fund raising process for the Fund. The consultation right described in this Section 4(c)(ii) shall at all time be subject to compliance, as determined by the Company, with the operational guidelines of the Company and the Fund, so as not to cause the Company or the Fund to engage in a trade or business in the United States.

(d) Non-Solicit. Hiscox hereby agrees that until the third anniversary of the date of this Agreement, Hiscox, its Subsidiaries and its controlled Affiliates will not, and Hiscox will not permit any of its Subsidiaries or controlled Affiliates to, without prior written consent of the Company, solicit (i) any Person who is, as of the date of this agreement, an investor or shareholder of the Fund, (ii) any Person named on Exhibit B (as the same may be amended from time to time in accordance with Section 4(e)), or (iii) any Person previously listed on Exhibit B who is or becomes an investor or shareholder of the Fund from and after the date such Person is or becomes a shareholder of the Fund, other than, in the case of each of (i), (ii) and (iii) above, any Persons that are Excluded Persons (as defined below), to provide, or commit to provide, capital to any open ended investment fund or any side car or collateralized reinsurer with a competing investment strategy managed by Hiscox the primary purpose of which is investing in property catastrophe risk; provided, however, that nothing in this paragraph shall prevent Hiscox, its Subsidiaries and controlled Affiliates from (i) engaging in any activities of a type currently conducted by Hiscox, its Subsidiaries and its controlled Affiliates, in each case in the ordinary course of business for such Person, or (ii) engaging any third party placement agent who is not an Affiliate of Hiscox or any of its Subsidiaries or controlled Affiliates, from conducting (x) a bona fide, general, non-directed solicitation or (y) a solicitation directed at any of such placement agents’ existing contacts.

(e) Amendment to List of Covered Persons. Exhibit B shall include the names of not more than 30 Persons (none of which shall be Excluded Persons) at any time proposed by the Company, and may be amended at any time prior to the third anniversary of the date of this Agreement, at the written request of the Company (an “Exhibit B Amendment Request”) to be promptly transmitted to

Hiscox on the terms and to the address set forth in Section 7(a) and Schedule I, respectively, to add or remove the name of any Person from Exhibit B; provided that no Person shall be added to Exhibit B if such Person is an Excluded Person. “Excluded Person” means any Person that (i) has or has had, prior to the time at which such Person (x) becomes an investor or shareholder of the Fund or (y) is sought to be added to Exhibit B, as applicable, an existing business relationship with Hiscox or any of its Affiliates, (ii) is generally known to Persons in the insurance industry to have sought exposure to, within the past 5 years, or to be seeking exposure to, property catastrophe risk, or (iii) is a Person who is not, at the time the Company submits the applicable Exhibit B Amendment Request, reasonably likely to become, at such time or at any time in the future, an investor or shareholder in the Fund. If Hiscox believes in good faith that a Person that the Company proposes to add to Exhibit B pursuant to an Exhibit B Amendment Request is an Excluded Person, Hiscox shall have 10 business days from the receipt of an Exhibit B Amendment Request to provide the Company with written notice that Hiscox believes the Person identified by the Company on the Exhibit B Amendment Request is an Excluded Person and provide any applicable evidence of such (such written notice an “Exhibit B Refusal Notice”) on the terms and to the address set forth in Section 7(a) and Section 7(a)(ii). If the Company does not receive an Exhibit B Refusal Notice within such 10 business day period, Exhibit B will be automatically amended and updated as set forth in the Exhibit B Amendment Request. If the Company does receive an Exhibit B Refusal Notice within such 10 business day period, the Company and Hiscox mutually agree to work in good faith to reach a mutually agreeable settlement as to the inclusion of such Person on Exhibit B. If a Person named on Exhibit B is or becomes an investor shareholder or limited partner of or in the Fund, such Person’s name will be removed from Exhibit B effective as of the date Person became an investor shareholder or limited partner of or in the Fund. Exhibit B may not otherwise be amended, and no Person’s name may be added to or removed from Exhibit B, except pursuant to the terms of this Section 4(e).

(f) Non-Compete. Third Point Re agrees that, during the term of this Agreement, it shall not and shall not permit any of its Affiliates to enter into any other similar partnership arrangement the primary purpose of which is investing in Catastrophe Risk; provided, however, that nothing in this Section 4(f) shall prevent Third Point Re or its Affiliates from assuming exposure to quota share transactions or sidecar or collateralized reinsurer equity and/or debt.

5. TERMINATION.

(a) This Agreement shall automatically terminate (i) on the date on which each Investor shall have agreed in writing to terminate this Agreement, (ii) upon the closing of a Qualified Public Offering or (iii) with respect to any Investor, on the date that such Investor shall cease to own any Shares in the Company, as applicable, provided that the terms set forth in this Section 5 and in Sections 6 and 7 shall survive any termination of this Agreement with respect to any Investor.

6. INTERPRETATION OF THIS AGREEMENT.

(a) Terms Defined. As used in this Agreement, the following terms have the respective meaning set forth below:

Affiliate: shall mean, with respect to any Person, any other Person, directly or indirectly controlling, controlled by or under common control with such first Person.

Agreed Court: shall have the meaning set forth in Section 6(c).

Agreement: shall have the meaning set forth in the Preamble hereto.

Alternate Director: shall have the meaning set forth in Section 2(a).

Board: shall have the meaning set forth in Section 2(a).

Call Notice: shall have the meaning set forth in Section 4(a)(ii).

Call Option: shall have the meaning set forth in Section 4(a)(i).

Call Option Trigger Event: shall mean the occurrence of any of the following events:

(i) Any termination of the Quota Share Agreement by Hiscox (other than any termination by Hiscox pursuant to Section 5.3(b) of the Quota Share Agreement);

(ii) the entry by Hiscox or any of its Subsidiaries or Controlled Affiliates of any substantially similar partnership agreement with any catastrophe reinsurance fund entity or investment manager, or the sponsoring of the launch of any new catastrophe reinsurance fund entity (it being understood that, for the avoidance of doubt, the ceding of exposure by Hiscox or any of its Subsidiaries or controlled Affiliates pursuant to a quota share reinsurance transaction or the issuance of sidecar equity and/or debt shall not be included within the meaning of this paragraph, unless such ceding or issuance to any Person is accompanied by an equity interest, of any magnitude, in such Person or any affiliate of any such Person, in which case such ceding or issuance shall be included within the meaning of this paragraph); or

(iii) during the annual negotiation of the Quota Share Agreement, Hiscox does not agree to cede at least the lesser of (A) $50 million of annual limit or (B) 15% of the total property catastrophe business limit that is projected to be written by Hiscox in the following year in the three initially specified zones (i.e. U.S. Northeast, U.S. Gulf and U.S. Mid-Atlantic).

Call Shares: shall have the meaning set forth in Section 4(a)(i).

Common Shares: shall have the meaning set forth in the Recitals hereto.

Company: shall have the meaning set forth in the Preamble hereto.

Company Valuation: shall mean, on any given date, three (3) times the gross revenue of the Fund for the twelve (12) month preceding such date, excluding any revenues of the Fund generated on assets under management directly controlled by Hiscox and its Affiliates or Third Point Re and its Affiliates.

Drag Right: shall have the meaning set forth in Section 3(a)(i).

Excluded Person: shall have the meaning set forth in Section 7(e).

Exhibit B Amendment Request: shall have the meaning set forth in Section 7(e).

Exhibit B Refusal Notice: shall have the meaning set forth in Section 7(e).

Fund: shall mean Third Point Reinsurance Opportunities Fund Ltd.

Governmental Authority: shall mean any nation or government, any state or other political subdivision thereof, and any supra-national, governmental, federal, state, provincial, local governmental or municipal entity and any SRO or other self-regulatory or quasi-governmental organization, in each case exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government (including, in each case, any branch, department or official thereof).

Hiscox Director: shall have the meaning set forth in Section 2(a)(i).

Hiscox Competitor: shall mean any Person engaged in the selling of property reinsurance with gross written reinsurance premium per year in excess of $100 million.

Initiating Investor: shall have the meaning set forth in Section 3(c)(i).

Investors: shall have the meaning set forth in the Preamble hereto.

Joinder Agreement: shall have the meaning set forth in Section 1(b).

Minority Investor: shall mean any Investor owning fifty percent (50%) or less of the capital stock of the Company on a fully diluted basis.

New Shares: shall have the meaning set forth in Section 3(c)(i).

Non-Solicit Party: shall have the meaning set forth in Section 4(d).

Option Price: shall mean, with respect to any Call Shares or any Put Shares (as the case may be) on any given date, the Company Valuation on such date multiplied by the ratio of the number of such Call Shares or Put Shares (as the case may be) divided by the total number of Shares issued and outstanding on such date.

Permitted Transferee: shall mean (i) with respect to Third Point Re, any Person that is a controlled Affiliate of Third Point Re and (ii) with respect to Hiscox, any Person that is a controlled Affiliate of Hiscox.

Person: shall mean any individual, partnership, joint-share company, corporation, limited liability company, trust or unincorporated organization, or Governmental Authority.

Preemptive Right: shall have the meaning set forth in Section 3(c)(i).

Preemptive Rights Notice: shall have the meaning set forth in Section 3(c)(i).

Potential Investor: shall have the meaning set forth in Section 4(c)(ii).

Put Option: shall have the meaning set forth in Section 4(b)(i).

Put Notice: shall have the meaning set forth in Section 4(b)(ii).

Put Shares: shall have the meaning set forth in Section 4(b)(i).

Qualified Public Offering: shall mean the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of Common Shares of the Company having an aggregate offering value (net of underwriters’ discounts and selling commissions) of at least $50 million, following which at least 20% of the total capital stock of the Company on a fully diluted basis shall have been sold to the public and shall be listed on any national securities exchange or quoted on the NASDAQ Stock Market System.

Quota Share Agreement: shall mean the Quota Share Agreement, dated as of December     , 2012, by and between Hiscox and Third Point Re Cat Ltd., as the same may be amended or restated from time to time.

Required Sale: shall have the meaning set forth in Section 3(b)(i) of this Agreement.

Sale Notice: shall have the meaning set forth in Section 3(a) of this Agreement.

Sale Proposal: shall have the meaning set forth in Section 3(b)(i) of this Agreement.

Securities Act: shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder, or any successor statute thereto.

Series B Shares: shall mean the Series B non voting shares, par value $0.001 per share, of Third Point Reinsurance Opportunities Fund Ltd.

Shares: shall have the meaning set forth in Section 1(a)(i).

Subscription Agreement: shall mean that certain Subscription Agreement, dated of even date herewith, by and between the Company and Hiscox.

Subsidiary: shall mean any Person of which a majority of the capital share or other ownership interests having voting power to control the actions of such Person are directly or indirectly owned by the Company.

Successor Director: shall have the meaning set forth in Section 2(b).

Tag-Along Investors: shall have the meaning set forth in Section 3(c)(i) of this Agreement.

Third Point Re Director: shall mean each director designated to the Board by Third Point Re or its Affiliates pursuant to Section 2(a) or Section 2(b) of this Agreement.

Transaction Documents: this Agreement, the Quota Share Agreement, the Subscription Agreement and all other documents, instructions or contracts entered into in connection with the execution and delivery of this Agreement or the Quota Share Agreement or the consummation of the transactions contemplated hereby or thereby.

Transfer: shall mean any sale, assignment, pledge, hypothecation, or other disposition or encumbrance. For the avoidance of doubt, no encumbrance created by this Agreement or any other Transaction Document shall constitute a “Transfer” for purposes hereof.

Withdrawing Director: shall have the meaning set forth in Section 2(b).

(b) Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(c) Governing Law; Venue; Waiver of Trial by Jury. This Agreement and the rights of the Company and the Investors hereunder, shall be governed by and construed in accordance with the laws of Bermuda without giving effect to principles of conflicts of laws thereof. To the fullest extent permitted by applicable law, each party hereto hereby agrees that any claim, action or proceeding by such party in respect of this Agreement, the Company or any other agreement or document being executed in connection with this Agreement shall be brought only and exclusively in the Supreme Court of Bermuda (the “Agreed Court”), and not in any other court in any other country, it being agreed that the Company shall have the right to bring any claim, action or proceeding in respect of this Agreement, the Company or any other agreement or document being executed in connection with this Agreement in the Agreed Court. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part thereof.

7. MISCELLANEOUS.

(a) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or a similar overnight courier; (iv) on the day of transmission if sent via electronic mail to the electronic mail address given below; or (v) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

(i) if to any Investor, at the address, facsimile number or electronic mail address of such Investor shown on Schedule I, or at such other address as such Investor may have furnished the Company in writing in accordance with the terms set forth herein; and

(ii) if to the Company, to The Waterfront, Chesney House, 96 Pitt’s Bay Road, Pembroke HM 08, Bermuda, Attention: Manoj Gupta, or at such other address or facsimile number as the Company may furnish to the Investors in writing in accordance with the terms hereof, with a copy to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 (facsimile: (212) 728-9616), Attention: Michael Groll.

(b) Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by each Investor pursuant hereto, and (iii) financial statements, certificates and other information previously or hereafter furnished to each Investor may be reproduced by each Investor by photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and each Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided, however, that, except in connection with a Transfer otherwise permitted to be made by an Investor pursuant to the terms of this Agreement, no Investor shall be permitted to assign any of its rights or obligations pursuant to this Agreement without the prior written consent of the Board and Investors holding at least a majority of the issued and outstanding capital share of the Company. Any attempted assignment by any such Investor in violation of the foregoing shall be null and void.

(d) Entire Agreement; Amendment and Waiver. This Agreement and the other Transaction Documents constitute the entire understanding of the parties hereto relating to the subject matter hereof and thereof, and supersedes all prior understandings among such parties with respect to such subject matter. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the prior written consent of (i) in the case of an amendment, the Company and each Investor, provided that if any Investor shall cease to have the right to designate a member to the Board pursuant to Section 2(a) hereof, the consent of such Investor and each Permitted Transferee thereof shall not be required to effect any such amendment to the terms set forth in this Agreement unless such amendment disproportionately adversely affects the rights and powers of such Investor as an Investor relative to other Investors without consideration of any factors (including, but not limited to, the Quota Share Agreement or any other relationship or agreement between Hiscox and the Company) other than Hiscox’s equity ownership in the Company, or (ii) in the case of waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this Section 7(d) shall be binding upon each Investor (whether or not such Investor consented to any such amendment or waiver).

(e) Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

(f) Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Investor shall execute and deliver any additional documents and instruments and perform any additional acts that the Company determines to be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

(g) Specific Performance. The Company and each Investor hereby declare that it is impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(h) Third Party Beneficiaries. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.

(i) Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

(j) Agreements to Be Bound. Upon acceptance by the Company of a Joinder Agreement or any other agreement contemplated by Section 1(b), Schedule I or Schedule II, as applicable, hereof shall be amended to include the applicable joining party and attached to this Agreement and be effective with no further action or consent required.

(k) After Acquired Securities. Each Investor agrees that all of the provisions of this Agreement shall apply to all of the Shares now owned or which may be issued or Transferred hereafter to an Investor in consequence of any additional issuance, purchase, Transfer, exchange or reclassification of any of such Shares, corporate reorganization, or any other form of recapitalization, consolidation, acquisition, share split or share dividend, or which are acquired by an Investor in any other manner.

(l) Lost, etc. Certificates Evidencing Shares; Exchange. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Shares owned by an Investor and (in the case of loss, theft or destruction) of a bond or an indemnity satisfactory to it, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of securities evidenced by such certificate that remain outstanding. Upon surrender of any certificate representing any Shares for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Shares represented by the certificate so surrendered and registered as such holder may request.

(m) Confidentiality. The Investors each acknowledge that they are aware of confidential and proprietary information regarding the Company (it being agreed that this Agreement and any other agreement executed in connection herewith and the terms hereof and thereof are confidential and proprietary information for purposes hereof) and its Subsidiaries, and may become aware of additional confidential and proprietary information, and, accordingly, each Investor severally agrees not to, directly or indirectly, (i) make disclosure of such confidential and proprietary information to any third party, neither while such Investor is a shareholder of the Company nor at any other time, without the prior written consent of the Company, except (A) disclosure shall be permitted to any member of such Investor or any Person that would be a Permitted Transferee of such Investor or any member thereof or to any legal counsel, accountant or other professional advisor to such Investor or any such Permitted Transferee, provided that such Investor shall advise each such Person of the confidential and proprietary nature of such information, each such Person shall agree to maintain the confidentiality thereof in accordance with this clause (m), and such Investor shall be liable to the Company and the other Investor for any disclosure by any such Person that would constitute a breach hereof if such disclosure was made by such Investor, (B) disclosure shall be permitted to be made to any financing source or potential financing source (including lenders or potential lenders) or purchaser or investor or prospective purchaser or investor in, of or to the Company or any Subsidiary or Affiliate thereof, or any such Investor or any Affiliate thereof, or any legal counsel, accountant or other professional advisor to any such financing source, purchaser, investor or potential financing source, purchaser or investor, provided that the Investor disclosing information to any such Person shall advise each such Person of the confidential and proprietary nature of such information, each such Person shall agree to maintain the confidentiality thereof in accordance with this clause (m) and such Investor shall be liable to the Company and the other Investor for any disclosure by any such Person that would constitute a breach hereof if such disclosure was made by such Investor, (C) disclosure shall be permitted to be made to any Person with whom the Company or any Subsidiary or Affiliate thereof conducts business or proposes to conduct business so long as such disclosure is being made in the ordinary course of business and in furtherance of the business interests of the Company or any such Subsidiary or Affiliate, or (D) to respond to or otherwise in connection with any audit or litigation or if compelled to do so by any Governmental Authority in which case (to the extent possible) such Investor agrees to give the Company prompt notice so that it may determine whether or not to seek a protective order or similar protection and, in connection any action, each party agrees to reasonably cooperate with the other party, or (ii) use any such confidential or proprietary information except for purposes of monitoring its investment in the Company or otherwise carrying out its duties to the Company or any Subsidiary thereof. For purposes of this Section 7(m), confidential and proprietary information shall not include information which is or becomes generally available to the public other than through a breach of this Agreement.

(n) Terms Generally. The words “hereby”, “herein”, “hereof, “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections shall be deemed references to Sections of this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time. Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first above written.

THIRD POINT REINSURANCE INVESTMENT MANAGEMENT LTD.
By:	/s/ Manoj Gupta
Name: Manoj Gupta Title: Director

INVESTORS: THIRD POINT REINSURANCE LTD.
By:	/s/ Tonya L. Marshall	/s/	J. Robert Bredahl
Name: Tonya L. Marshall Title: Executive Vice President and General Counsel			J. Robert Bredahl Chief Financial Officer and Chief Operating Officer

HISCOX INSURANCE COMPANY (BERMUDA) LIMITED

By:	/s/ Jeremy Pinchin
Name: Jeremy Pinchin Title: Chief Executive Officer

[Signature Page to Shareholders Agreement]

Exhibit A

JOINDER TO THE SHAREHOLDERS AGREEMENT

JOINDER AGREEMENT, dated as of [—] (this “Joinder”), by and between Third Point Reinsurance Investment Management Ltd., a Bermuda exempted company (the “Company”), and [Name of Joined Party] (the “undersigned” or the “Joined Party”). Capitalized terms used in this Joinder but not otherwise defined herein have the meanings set forth in the Shareholders Agreement (as defined below).

R E C I T A L S

WHEREAS, the Company and its shareholders are parties to that certain Shareholders Agreement, dated as of [•], 2012 (as amended from time to time, the “Shareholders Agreement”);

WHEREAS, Section 1(b) of the Shareholders Agreement provides that any persons becoming shareholders of the Company shall agree in writing to be bound by the terms of the Shareholders Agreement; and

WHEREAS, the undersigned desires to execute this Joinder to the Shareholders Agreement to confirm that it is bound by it.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the undersigned agrees as follows:

1. Representations and Warranties. The undersigned hereby represents and warrants to the Company as follows:

(a) The undersigned is acquiring (or has acquired) the Shares for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Shares, and acknowledges that the Shares have not been registered under any applicable securities laws. The undersigned has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the Shares.

(b) The undersigned understands that certain restrictions on resale may apply under existing law and that the Company makes no representation or warranty that resale of the Shares by the undersigned will be legally permitted.

(c) The undersigned is a sophisticated investor with sufficient knowledge and experience in investing in equity securities to properly evaluate the merits of the transaction contemplated by the issuance of the Shares to the undersigned and that the undersigned is able to bear the substantial risks associated therewith for an indefinite period of time. The undersigned has independently, and without reliance upon the Company, and based on such information as the undersigned has deemed appropriate, made its own analysis and decision to acquire the Shares. The undersigned acknowledges that the Company may be in possession of material non-public information not known to it (the “Excluded Information”). The undersigned agrees that the Company shall not be obligated to disclose any Excluded Information under the Shareholders Agreement or otherwise. The undersigned understands that the consideration paid for the Shares may differ both in kind and in amount from any distributions that may in the future be made in respect of the Shares, and that such distributions may consist solely of securities. It is understood and agreed the Company does not make any representation or warranty whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of Company, or with respect to the value of the Shares.

2. Agreement to be Bound. By executing this Joinder, the undersigned hereby agrees to be bound by the terms of the Shareholders Agreement, including but not limited to those relating to restrictions on Transfer and forfeiture of Shares, as if he or she were an original signatory to the Shareholders Agreement.

3. Notices. All notices to be provided to the undersigned under the Shareholders Agreement shall be sent to the following address:

[—]

4. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the laws of Bermuda applicable to contracts made and to be performed entirely therein.

5. Successors and Assigns. This Joinder Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the undersigned, provided that the Joined Party shall not be permitted to assign any of its rights or obligations pursuant to this Joinder without the prior written consent of the Board. Any attempted assignment by the Joined Party such Investor in violation of the foregoing shall be null and void.

IN WITNESS WHEREOF, the undersigned has executed this Joinder to the Shareholders Agreement as of the date first above written.

THIRD POINT REINSURANCE INVESTMENT
MANAGEMENT LTD.

By:
Name:
Title:

[Name]
*
JOINDER PARTY

By:
Name:
Title:

[Name]

Schedule 2(c)(ii)

1)	Management Agreement

2)	Employee Leasing Agreement, dated as December , 2012, by and between Third Point Reinsurance Ltd. and Third Point Reinsurance Investment Management Ltd.

3)	Employee Leasing and Services Agreement, dated as December , 2012, by and between Third Point Reinsurance Investment Management Ltd. and Third Point Re Cat Ltd.

4)	Cost Allocation Spreadsheet annexed hereto.

Exhibit B

1.	Permal

2.	Crystal Capital

3.	AIM Capital

4.	OUEM (Oxford)

5.	Belfer Management

6.	LGL Partners

7.	Dock Street Capital